Exhibit 8.4

[Letterhead of Sullivan & Cromwell LLP]

February 15, 2013

KBW, Inc.,

787 Seventh Avenue,

New York, New York 10019.

Ladies and Gentlemen:

We have acted as counsel to KBW, Inc., a Delaware corporation (the “Company”), in connection with the planned mergers pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of November 5, 2012, by and among Stifel Financial Corp., a Delaware corporation (“Parent”), SFKBW One, Inc., a Delaware corporation (“Merger Subsidiary”), SFKBW Two, LLC, a Delaware limited liability company (“Successor Subsidiary”) and the Company, in which Merger Subsidiary will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), and then the Company will be merged with and into the Successor Subsidiary, where the Successor Subsidiary shall be the surviving limited liability company and direct wholly-owned subsidiary of Parent (the “Second Step Merger”, and, together with the Merger, the “Reorganization”). This opinion is furnished to you pursuant to Section 9.06(a) of the Agreement.

For purposes of this opinion, we have examined and relied upon the registration statement filed by Parent on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; the Agreement; the letters to us from Company and Parent dated February 15, 2013 (the “Letters”), which we assume are and will continue to be correct without regard to any qualification as to knowledge intention or belief; and any other documents as we have deemed necessary or appropriate, and we have assumed with your consent the following:

(1) the representations contained in the Registration Statement, the Agreement, the Letters and any other documents we reviewed will be true, correct and complete as of the effective times of the Merger and the Second Step Merger;

(2) any and all obligations imposed by the Registration Statement, the Agreement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms; and

(3) the Merger and the Second Step Merger, each at their respective effective times, will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that the Reorganization will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Parent, Merger Subsidiary, Successor Subsidiary and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Reorganization under any other laws.

Very truly yours,

/s/ Sullivan & Cromwell LLP